Exhibit 99.1

HARBORONE BANCORP PROVIDES UPDATE ON

MINORITY STOCK OFFERING

Brockton, MA, June 15, 2016 — HarborOne Bancorp, Inc. (the “Company”), the proposed holding company for HarborOne Bank formed in connection with its reorganization into mutual holding company form, concluded the subscription and local community offerings of its common stock on June 10, 2016.  The offering was fully subscribed by HarborOne Bank’s eligible depositors and employee benefit plans and, accordingly, no syndicated or firm commitment public offering will be held.  The Company is currently in the process of processing the orders received; accordingly, no information regarding stock allocations is available at this time.

The completion of the reorganization and offering remains subject to the receipt of final regulatory approvals and the satisfaction of customary closing conditions.  Upon receipt of all required approvals, the Company will issue a press release regarding the final offering results, anticipated closing and trading dates and information regarding stock allocations.

About HarborOne Bank

With $2 billion in assets, HarborOne Bank is the largest co-operative bank in New England. HarborOne Bank serves the financial needs of consumers, businesses, and municipalities throughout Southeastern Massachusetts through a network of 14 full-service branches, two limited service branches, a commercial loan office in Providence, Rhode Island, a residential lending office in Westford, Massachusetts, and 13 free-standing ATMs.  HarborOne Bank is the parent company of Merrimack Mortgage, LLC, a full-service mortgage lender with 34 offices in Massachusetts, New Hampshire, Connecticut and Maine, and also does business in five additional states.

A registration statement relating to the securities of HarborOne Bancorp, Inc. has been filed with the United States Securities and Exchange Commission. This press release is neither an offer to sell nor a solicitation of an offer to buy common stock. The shares of common stock of HarborOne Bancorp, Inc. are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.